UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 28, 2008
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 — Regulation FD
Item 7.01 Regulation FD
On May 28, 2008, American Axle & Manufacturing Holdings, Inc. issued a press release announcing its new business backlog of $1.4 billion for new and incremental business launching from 2009 – 2013. A copy of the press release is furnished as Exhibit 99.1.
AAM’s sales and production outlook for the major light truck product programs it supports in North America for GM and Chrysler LLC:
Full year 2008:
•	Full year 2008 program volumes are expected to be down approximately 30% as compared to 2007.
•	Full year sales in 2008 are expected to be in the range of $2.5 billion to $2.6 billion.
•	AAM’s content-per-vehicle in 2008 is expected to increase approximately 4%-5% as compared to 2007.
AAM’s current 2008 production outlook is based on an assumed N.A. light vehicle build rate of approximately 14 million vehicle units and U.S. seasonally adjusted annual rates (SAAR) of approximately 15 million vehicle units.
Impact of International UAW Strike
The strike called by the International UAW against AAM will have a significant adverse impact on our sales and production activity for 2008. We now estimate that the strike reduced AAM’s full year 2008 sales by approximately $370 million and has resulted in $125 million to $130 million of lost gross margin, or as much as $1.60 per share.
AAM’s quoted business backlog:
We estimate that approximately 50% of our new business backlog will be produced for markets outside the U.S.
AAM is currently bidding on approximately $700 million of new business, most of which is non-GM business.
Item 8.01 Other Events
On May 23, 2008, American Axle & Manufacturing, Inc. (AAM) announced the ratification of new labor agreements with the International United Automobile, Aerospace and Agricultural Implement Workers of America (International UAW) covering approximately 3,650 AAM associates at five facilities in Michigan and New York.
Summary highlights of the agreements include the following:
AAM expects to achieve total structural cost reductions of up to $300 million through the following actions:
•	The fully-loaded “all-in” hourly labor cost for the work currently performed at these facilities will be reduced by more than 50% on a blended average basis from an average of $73.48 to a range of approximately $30 - $45 per hour.

•	AAM’s estimated structural cost reductions also reflect a total expected workforce reduction of approximately 2,000 UAW-represented associates at the original U.S. locations in Michigan and New York.

•	AAM’s Three Rivers driveline facility has transitioned to a stand-alone, plant specific labor agreement.
The new labor agreements establish a new wage and benefit package for eligible current and newly hired UAW represented associates. Included in the new labor agreements is an attrition program or Special Separation Program (SSP). Under the SSP, AAM will offer a range of buy-out and retirement incentives to all of its UAW-represented associates at the original U.S. locations. These offers include:
•	$140,000 buy-out incentive to associates with greater than or equal to 10 years seniority; or

•	$85,000 buy-out incentive to associates with less than 10 years seniority;

•	$50,000 buy-out incentive to associates at the Cheektowaga facility and the Three Rivers driveline facility;

•	$55,000 retirement incentive for retirement eligible associates;

•	A monthly incentive for associates eligible to grow into retirement within four years; and

•	A special retirement incentive for associates at our Tonawanda and Detroit forge facilities over 50 years of age with 10 years seniority.

The SSP will be offered to associates by the end of May 2008. The associates will then have at least 45 days to consider their participation in the SSP and another seven days to reconsider their election.
An involuntary Buydown Program (BDP) will be required for associates that do not elect to participate in the SSP. Under the BDP, AAM will make three annual lump-sum payments to associates in exchange for a base wage decrease. The total buydown payments are expected to average between $90,000 and $95,000 per associate and will not exceed $105,000 per associate. The initial buydown payment will be paid once the associate transitions to a lower base wage which AAM expects to be on or around July 28, 2008.
AAM expects to incur significant special charges and other operating costs related to the SSP and BDP, including pension and OPEB curtailments and special termination benefits. AAM currently expects the total cost of the SSP and BDP to range from $400 million to $450 million. AAM expects to fund approximately $250 million to $275 million in 2008 related to the SSP and BDP obligations.
We also expect a reduction in our OPEB liability resulting from the new labor agreements of up to $200 million. This reduction depends on many factors including the demographics of associates who elect to participate in the SSP and actuarial assumptions used to calculate the obligation.
A lump-sum ratification bonus of $5,000 will also be paid to each eligible associate in the second quarter of 2008.
The new labor agreements also contain numerous changes that will structurally and permanently reduce AAM’s U.S. labor cost structure. These changes include:
•	Plant closing agreements for three of AAM’s manufacturing facilities, including the previously idled driveline assembly facility in Buffalo, New York and forging facilities in Tonawanda, New York and Detroit, Michigan. AAM expects to close these facilities within the next six to twelve months.
•	A revised new hire agreement for the Detroit and Cheektowaga facilities under which AAM’s initial “all-in” wage and benefit package for newly hired associates was reduced by approximately 18% to a blended average of $26.54 per hour “all-in” cost.

•	An $18 million cap on Supplemental Unemployment Benefits (SUB). Once the $18 million cap for SUB is reached, AAM’s SUB program will be terminated. AAM currently estimates that the $18 million cap on SUB will be satisfied within approximately twelve months.

•	AAM will initiate weekly premium sharing and other program design changes in the active healthcare program for associates at the original U.S. locations effective January 1, 2009.

•	AAM’s defined benefit pension plan will be frozen effective January 1, 2009, subject to grandfathering provisions affecting approximately 10% of the workforce. Effective on that same date (January 1, 2009), AAM will fund a defined contribution pension plan at a cost of approximately 5% of base wages.

•	The cost of other postretirement benefits (OPEB) for AAM’s future retirees will be capped at $10,000 per year before Medicare eligibility and $7,500 after Medicare eligibility. The changes in AAM’s active healthcare plan, including premium sharing, will also apply to future retirees. OPEB for future retirees has been eliminated under our Three Rivers agreement.
AAM and the International UAW have negotiated Innovative Operating Agreements (IOA) at each facility that will greatly increase operating flexibility and facilitate increased capacity utilization. These improvements include:
•	A firm “no strike” clause at the original U.S. locations.

•	Elimination of contract language that previously restricted AAM’s ability to outsource non-core work.

•	A provision requiring 40 compensated hours per week before overtime is paid.

•	A new 3-step attendance program.

•	A reduction in job classifications.

In conjunction with the implementation of these new labor agreements, AAM expects to initiate additional restructuring actions to realign and resize its production capacity and cost structure to current and projected operational and market requirements. In addition to the expected workforce reduction of approximately 2,000 UAW-represented associates, these restructuring actions are expected to include additional hourly and salaried workforce reductions, the redeployment of machinery and equipment to support new programs and other steps to rationalize underutilized capacity. AAM expects to incur special charges, asset impairments and other operating costs related to such restructuring actions.
FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution.  Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and Chrysler LLC’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or Chrysler LLC or a key supplier to GM or Chrysler LLC; including statements about the potential impact of the new labor agreements with the International UAW for AAM’s original U.S. locations, our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our customers’ and suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to attract new customers and programs for new products; our ability to develop new products that reflect market demand; our ability to respond to changes in technology, increased competition or pricing pressures; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;  availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete.  Actual results and experience may differ materially due to many factors and risks that are discussed in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
     Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description	Method of Furnishing

99.1	Press release dated May 28, 2008	Furnished with this Report

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date: May 28, 2008	By:	/s/ Michael K. Simonte
Michael K. Simonte
Group Vice President – Finance & Chief Financial Officer
(also in the capacity of Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	Press release dated May 28, 2008

7